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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 3



            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

    Wamae,                            Mwangi
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   (Last)                            (First)              (Middle)

            c/o i3 Mobile, Inc
            181 Harbor Drive
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                                    (Street)

   Stamford,                       Connecticut              06902
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     4/27/00
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     i3 Mobile, Inc.    "IIIM"
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice-President, Business Development
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6.   If Amendment, Date of Original (Month/Day/Year)

     5/05/00
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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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


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

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                           (Print or Type Responses)
                                                                          (Over)

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FORM 3 (continued)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------     4. Conver-       Security:
                            (Month/Day/Year)                               Amount            sion or       Direct      6. Nature of
                         ----------------------                            or                Exercise      (D) or         Indirect
                         Date         Expira-                              Number            Price of      Indirect       Beneficial
1. Title of Derivative   Exer-        tion                                 of                Derivative    (I)            Ownership
   Security (Instr. 4)   cisable      Date            Title                Shares            Security      (Instr. 5)     (Instr. 5)
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

Common Stock Options     10/31/00(1)   4/27/10         Common Stock         75,000 shares    $14.00 per(2)      D
                                                                                               share
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
Explanation of Responses:

(1) Grant to reporting person of options to buy shares of common stock. The options will vest over four (4) years at 10% on October 31, 2000; 15% on April 30, 2001; and 25% each April 30 thereafter.

(2) Amended to reflect the correct conversion or exercise price of $14.00 per share.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

By:            /s/Mwangi Wamae                                   5/17/00
   ------------------------------------------            -----------------------
                  Mwangi Wamae                                    Date
      **Signature of Reporting Person


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.